Exhibit 99.1                         COMFORCE Corporation
                                     2001 Marcus Avenue
                                     Lake Success, NY  11042
                                     ASE:CFS

AT THE COMPANY                         AT THE FINANCIAL RELATIONS BOARD
Paul J. Grillo                   Doug DeLieto   Christina Howard    Marty Gitlin
Chief Financial Officer         (General Info)    (Analyst Info)    (Media Info)
(516) 328-7300                                    (212) 661-8030
pgrillo@comforce.com


FOR IMMEDIATE RELEASE
October 27, 1997

                   COMFORCE CORPORATION COMMENCES TENDER OFFER
                      FOR SHARES OF UNIFORCE SERVICES, INC.


Lake Success, NY -- October 27, 1997 -- COMFORCE Corporation (ASE:CFS), a provider of staffing, consulting and outsourcing services, announced that it is commencing a tender offer today for all of the common stock of Uniforce
Services, Inc. (ASE:UFR), also a provider of staffing, consulting and outsourcing services. For each outstanding share of Uniforce common stock, COMFORCE is offering $28.00 and 0.5217 shares of its common stock. The tender offer is expected to remain open through November 24, 1997 unless extended. COMFORCE values the transaction at approximately $105 million.

COMFORCE and Uniforce announced on August 14, 1997 that they had reached agreement for COMFORCE to acquire Uniforce, and that a tender offer would commence when the registration statement to register the shares to be offered was declared effective by the Securities and Exchange Commission. The SEC today declared effective COMFORCE's registration statement.

Following the tender offer, COMFORCE plans to merge Uniforce into a wholly-owned subsidiary. The board of directors of COMFORCE and Uniforce have approved the proposed transactions. As previously announced, in August 1997, COMFORCE entered into an agreement with the holder of approximately 60% of Uniforce's common stock to tender his shares to COMFORCE and to vote in favor of the transactions.

The agreement between COMFORCE and Uniforce is subject to certain conditions, including the successful completion of necessary financing by COMFORCE. COMFORCE has retained and is working with NatWest Capital Markets Limited, as well as certain commercial lending institutions, in connection with arranging necessary financing and expects to finalize financing arrangements on satisfactory terms in order to timely complete the purchase of Uniforce shares tendered and close the transactions.

COMFORCE Corporation is a provider of staffing, consulting and outsourcing solutions focused on the high technology needs of the telecommunications, information technology and technical market sectors worldwide.

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